STANDSTILL AGREEMENT

THIS STANDSTILL AGREEMENT (this “Agreement”) is made as of July 15, 2014, by and among Honeywood, LLC, a California limited liability company (“Honeywood”), Daniel Kosmal, Elie Green and Ramona Rubin, (each, an “Executive”) and other Persons who from time to time become parties to the Merger Agreement (together with Honeywood and Executive, “Members”) and Tauriga Sciences, Inc., a Florida corporation (“Tauriga”). Tauriga, Honeywood, Executive, and, upon their execution hereof, the other Members party hereto are each referred to herein as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, the Parties are parties to that certain Agreement and Plan of Merger, dated as of as of March 10, 2014, as amended (the “Merger Agreement”).

WHEREAS, pursuant to Section 4.2(m) of the Merger Agreement, the Members are required to deliver to Tauriga this Agreement as a condition to the consummation of the transactions set forth in the Merger Agreement.

WHEREAS, capitalized terms used herein without definition shall have the respective meanings ascribed thereto in the Merger Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound hereby, the Parties agree as follows.

AGREEMENT

1. The Standstill Obligation. During the Standstill Period (as defined below), without the prior written consent of Tauriga, each of the Members agrees that it shall not, nor shall any Member permit any of its affiliates (as such term is defined in the Exchange Act) to, nor shall any Member agree, or advise, assist, encourage, provide information or provide financing to others, or permit its affiliates to agree, or to advise, assist, encourage, provide information or provide financing to others, to, individually or collectively, directly or indirectly:

(a) acquire or offer to acquire or agree to acquire from any Person, directly or indirectly, by purchase or merger, through the acquisition of control of another Person, by joining a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) or otherwise, beneficial ownership of any equity securities of Tauriga or any of its Subsidiaries, or direct or indirect rights (including securities convertible into or exchangeable or exercisable for any such equity securities) or options, warrants or other rights to acquire such beneficial ownership (or otherwise act in concert with respect to any such securities, rights, options, warrants or other rights with any Person that so acquires, offers to acquire or agrees to acquire); provided, however, that no such acquisition, offer to acquire or agreement to acquire shall be deemed to occur solely due to: (i) a stock split, reverse stock split, reclassification, reorganization or other transaction by Tauriga affecting any class of the outstanding capital stock of Tauriga generally that has been approved by a majority of the Continuing Directors of Tauriga or (ii) a stock dividend or other pro rata distribution by Tauriga to holders of its outstanding capital stock that has been approved by a majority of the Continuing Directors of Tauriga.

(b) except as expressly permitted by the proviso to paragraph (a) above, effect or seek, offer or propose (whether publicly or otherwise) to effect, or cause or participate in or in any way assist any other person to effect or seek, offer or propose (whether publicly or otherwise) to effect or participate in, (i) any acquisition of any debt or equity securities (or beneficial ownership thereof) or assets of Tauriga or any of its Subsidiaries; (ii) any tender or exchange offer or merger or other business combination involving Tauriga or any of its Subsidiaries; (iii) any recapitalization, restructuring, liquidation, dissolution or other extraordinary transaction with respect to Tauriga or any of its Subsidiaries;

(c) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” to vote (as such terms are used in the Regulation 14A promulgated under the Exchange Act), or initiate, propose or otherwise solicit stockholders of Tauriga or its Subsidiaries for the approval of any stockholder proposals, in each case with respect to Tauriga or any of its Subsidiaries; provided, however, that the foregoing shall not apply to any Person who is a director of Tauriga acting in his capacity as a director of Tauriga with respect to matters approved by a majority of the Continuing Directors of Tauriga;

(d) form, join, in any way participate in, or encourage the formation of, a group (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Tauriga or any of its Subsidiaries;

(e) deposit any securities of Tauriga or any of its Subsidiaries into a voting trust, or subject any securities of Tauriga or any of its Subsidiaries to any Contract with respect to the voting of such securities, or other Contract having similar effect;

(f) alone or in concert with others, seek, or encourage or support any effort, to influence or control the management, Board of Directors, business, policies, affairs or actions of Tauriga;

(g) take any action which, in Tauriga’s reasonable opinion, will require Tauriga under applicable securities laws to make a public announcement regarding any of the types of matters set forth in paragraph (a) or (b) above;

(h) enter into any discussions or arrangements with any other Person with respect to any of the foregoing; or

(i) request Tauriga or any of its Subsidiaries (or any directors, officers, employees or agents of Tauriga or any of its Subsidiaries), directly or indirectly, to amend, waive or modify any provision of this Section 1.

For purposes of this Agreement, “Continuing Director” means, with respect to any Person and any period, any individuals (A) who were members of the board of directors or other equivalent governing body of such entity immediately upon completion of the Merger, (B) whose election or nomination to that board or equivalent governing body was approved by the individuals referred to in clause (A) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (C) whose election or nomination to that board or other equivalent governing body was approved by the individuals referred to in clauses (A) and (B) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (B) and clause (C), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any Person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors or equivalent governing body).

2. The Standstill Period. Subject to Section 3 hereof, as used in this Agreement, the term “Standstill Period” shall mean the fifth (5th) anniversary of the Closing Date as defined in the Merger Agreement.

3. Transfer of Securities. Nothing contained in this Agreement shall limit or restrict the ability of any Member to sell, transfer, convey, deliver or grant an encumbrance upon (“Transfer”) the shares of Tauriga Common Stock, other than pursuant to applicable federal or state securities laws. This Agreement will not bind or restrict any non-affiliated Person to whom such shares of Tauriga Common Stock are transferred by a Member; provided, however, that no Member will Transfer such shares of Tauriga Common Stock to an affiliate (as defined in this Agreement), any member of the immediate family of such Member or estate planning vehicle for the benefit of any such Person (“Affiliated Transferee”) without requiring such Affiliated Transferee to enter into a joinder to this Agreement. Each such Affiliated Transferee shall, as a condition to such Transfer, enter into and execute any agreements, certificates or instruments reasonably required by Tauriga in order to give effect to the intents and purposes of this Agreement. Any Transfer to an Affiliated Transferee other than in accordance with this Section 3 shall be null and void and Tauriga and its transfer agent shall not be required to give effect to such Transfer on the books of Tauriga.

4. Specific Performance. Each of the Parties agrees that it is impossible to measure in money the damages which would accrue by reason of a Party’s failure to perform any of its obligations under this Agreement. It is agreed that the Parties hereto would be irreparably damaged in the event that this Agreement and would not have an adequate remedy at law were this Agreement not specifically performed. Accordingly, it is agreed that each of Tauriga and the other Members shall be entitled to an injunction to prevent breaches of this Agreement, and to specific performance of this Agreement and its terms and provisions. Such actions may be instituted in any competent court of the United States or any state or territory thereof having subject matter jurisdiction thereof. The Parties waive any requirement for the posting of a bond in respect of any action seeking injunctive relief or specific performance. A defaulting Party hereunder shall not argue, as a defense to any proceeding for specific performance or injunctive relief, that the Person seeking such relief has an adequate remedy at law.

5. Remedies Cumulative. The injunctive and equitable remedies set forth in Section 4 above, and the grant of an irrevocable proxy in this Agreement and all other remedies set forth in this Agreement and the Merger Agreement shall be in addition to any other rights or remedies which the parties may have at law or in equity. The rights and remedies herein provided are cumulative and none is exclusive of any other.

6. No Rule of Construction. The Parties acknowledge that each Party has been represented by counsel and all Parties have read and negotiated the language used in this Agreement. The Parties agree that, because all Parties participated in negotiating and drafting this Agreement, no rule of construction shall apply to this Agreement which construes ambiguous language in favor of or against any Party by reason of that Party’s role in drafting this Agreement.

7. Governing Law. This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of Florida without regard to principles of conflicts of laws.

8. Notices. All notices, consents, directions, approvals, instructions, requests and other communications required or permitted by the terms of this Agreement shall be in writing, and shall be sent to the applicable Party at the following addresses or facsimile numbers, as applicable:

If to Tauriga:

Tauriga Sciences, Inc.

39 Old Ridgebury Road, Suite C4

Danbury, CT 06180

Attn: Seth M. Shaw

Telephone: (514) 840-3697

Fax: (514) 221-3336

With a copy to:

Nixon Peabody LLP

437 Madison Avenue
New York, New York 10014
Attn: Theodore J. Ghorra, Esq.

Telephone: (212) 940-3072

Fax: (855) 856-7298

If to any of the Members:

c/o Honeywood, LLC
1999 Harrison Street

Suite 1800

Oakland CA 94707

Attn: Daniel Kosmal

With a copy to:

Buchalter Nemer, PC

1000 Wilshire Boulevard

Suite 1500

Los Angeles, CA 90017

Attn: Jeremy Weitz, Esq. and Tanya Viner, Esq.

Tel: (213) 891-0700

Fax: (213) 630-5793

or to such other address or facsimile number as any Party may have furnished to each other Party in writing in accordance herewith. All notices, consents, directions, approvals, instructions, requests and other communications hereunder shall be sent and effective as follows: (i) on the business day delivered, when delivered personally, (ii) five (5) business days after mailing if mailed by registered or certified mail, return receipt requested (postage prepaid), (iii) on the next business day if sent by a nationally recognized overnight express courier service with all costs prepaid and provided evidence of delivery is available, or (iv) on the business day of a facsimile transmission if received on a business day before 5:00 p.m., local time, or on the next business day if received after that time, in each case provided that an automatic machine confirmation indicating the time of receipt is generated.

9. Amendments and Waivers. No breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who is entitled to assert such breach. No waiver of any right hereunder shall operate as a waiver of any other right or of the same or a similar right on another occasion. This Agreement may be modified only by a written instrument duly executed by the Parties hereto.

10. Entire Agreement. This Agreement contains the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior representations, agreements and understandings relating to the subject matter hereof.

11. Severability. Any provision of this Agreement that is invalid, illegal or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability, without affecting in any way the remaining provisions hereof in such jurisdiction or rendering that or any other provision of this Agreement invalid, illegal or unenforceable in any other jurisdiction.

12. Counterparts; Signatures; Section Headings. This Agreement may be executed by the Parties in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute but one and the same instrument. A facsimile signature shall bind the signatory in the same way that an original signature would bind the signatory. The headings of each section, subsection or other subdivision of this Agreement are for reference only and shall not limit or control the meaning thereof.

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IN WITNESS WHEREOF, this Agreement has been duly executed by the Parties hereto as of the date first written above.

TAURIGA SCIENCES, INC.

By:	/s/ Stella M. Sung
Name:	Stella Sung. Ph.D
Title:	CEO/Chairman

HONEYWOOD, LLC

By:	/s/ Daniel Kosmal
Name:	Daniel Kosmal
Title:	President

/s/ Daniel Kosmal
Daniel Kosmal

/s/ Elie Green
Elie Green

/s/ Ramona Rubin
Ramona Rubin

[Signature page to Standstill and Voting Agreement]